Exhibit 99.1

Press Release	PLACER SIERRA BANCSHARES (NASDAQ - PLSB)

Company Release - 01/20/2005 16:11

Placer Sierra Bancshares Reports $0.30 Earnings Per Share for the Fourth Quarter of 2004

SACRAMENTO, Calif., Jan. 20 /PRNewswire-FirstCall/ — Placer Sierra Bancshares (Nasdaq: PLSB) today announced financial results for the fourth quarter ended December 31, 2004.

Net income for the three months ended December 31, 2004, was $4.5 million, or $0.30 per diluted share, which compares with net income of $4.4 million, or $0.32 per diluted share, for the three months ended December 31, 2003. Net income in the fourth quarter of 2003 was positively impacted by a net pre-tax gain on sale of five branches totaling $1.5 million, or $0.06 per diluted share, net of tax effect. Excluding the net gain on sale of branches, diluted earnings per share in the fourth quarter of 2004 increased 15.4% over the prior year period.

The Company’s financial results for the fourth quarter of 2004 were impacted by the retention of significant liquidity invested in federal funds sold to facilitate two strategies. The first strategy was to maintain liquidity to execute the $50 million all cash acquisition of First Financial Bancorp and its subsidiary Bank of Lodi, which acquisition closed on December 10, 2004. The second strategy was to withhold reinvestment of $72.0 million from the restructuring of the securities portfolio of the Bank of Orange County when it was acquired in June of 2004, as well as refraining from reinvesting the proceeds of securities that matured during the third and fourth quarter of 2004, until after the 2004 Presidential election when it was perceived there would be less uncertainty in direction of the Treasury markets. During the fourth quarter of 2004 the Company reinvested $144.7 million of liquidity into agency securities with an average yield of 4.27% and an average life and duration of 5.08 years and 4.36 years, respectively.

The Company estimates that net income for the fourth quarter of 2004 was negatively impacted by approximately $0.03 per diluted share as a result of retaining approximately $112.0 million of excess liquidity in federal funds sold in order to execute its liquidity strategies.

Commenting on the fourth quarter, Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares, said, “We are pleased with our strong growth in our core earnings per share, which excludes the net gain on sale of branches in 2003, despite maintaining significant excess liquidity throughout much of the quarter. We continue to execute on our lending and deposit gathering strategies. Exclusive of the increase in loans associated with the Bank of Lodi acquisition, total loans grew on an organic basis during the fourth quarter at an annualized rate of 11.6%. Average deposits also grew organically during the period, exclusive of the Bank of Lodi acquisition, at an annualized rate of 13.1%. We are also seeing the impact of the cost reduction initiatives at our Bank of Orange County division and were successful in integrating the operations of the Bank of Lodi and achieving the desired operating cost reductions associated with that integration by year end, both of which will result in an improved operating efficiency ratio going forward.”

Year-To-Date Financial Highlights

Net income for the twelve months ended December 31, 2004, was $13.0 million, or $0.90 per diluted share. This compares to net income of $15.3 million, or $1.13 per diluted share, for the twelve months ended December 31, 2003.

Operating earnings for the twelve months ended December 31, 2004 totaled $16.8 million, or $1.16 per diluted share, which is a $2.3 million, or a 16.2% increase over operating earnings for the twelve months ended December 31, 2003, which totaled $14.4 million, or $1.07 per diluted share. The reconciliation of net income to operating earnings for the twelve months ended December 31, 2004 and 2003, includes three significant items:

•	In 2004, merger expenses of $2.3 million ($1.5 million after tax) associated with the acquisition by Placer Sierra Bancshares of Southland Capital Co. and its subsidiary Bank of Orange County; and

•	In 2004, a $3.8 million ($2.2 million after tax) loss from restructuring of Bank of Orange County’s investment securities portfolio in preparation for the merger of the banks and in contemplation of aligning their interest rate risk and liquidity profiles in the second quarter ; and

•	In 2003, a $1.5 million ($895,000 after tax) gain, net of expenses, from the sale of five branches to Plumas Bank in the fourth quarter.

The following table provides a reconciliation of net income to operating earnings:

	Twelve Months Ended Dec. 31,		Three Months Ended Dec. 31,	Three Months Ended Sept. 30,	Three Months Ended Dec. 31,
	2004	2003	2004	2004	2003
Net income	$13,019	$15,330	$4,481	$3,887	$4,406
Gain on sale of branches, net of expenses and tax effect		(895)			(895)
Acquisition related:
Merger expenses, net of tax effect	1,539	—	(11)	109	—
Investment security restructuring loss, net of tax effect	2,210	—	—	—	—
Operating earnings	$16,768	$14,435	$4,470	$3,996	$3,511

Earnings per share - basic	$0.92	$1.13	$0.30	$0.27	$0.32
Earnings per share - diluted	$0.90	$1.13	$0.30	$0.27	$0.32
Return on average assets	0.89%	1.08%	1.12%	1.05%	1.23%
Return on average shareholders’ equity	7.41%	9.66%	9.49%	8.75%	10.68%
Efficiency ratio	70.86%	68.11%	63.39%	66.13%	70.63%
Operating earnings per share - basic	$1.19	$1.07	$0.30	$0.28	$0.26
Operating earnings per share - diluted	$1.16	$1.07	$0.30	$0.27	$0.26
Operating return on average assets	1.15%	1.02%	1.12%	1.08%	0.98%
Operating return on average shareholders’ equity	9.55%	9.10%	9.46%	9.00%	8.51%
Operating efficiency ratio	64.75%	69.56%	63.48%	65.18%	76.30%

FOURTH QUARTER HIGHLIGHTS

Net interest income for the fourth quarter of 2004 was $16.7 million, an increase of 7.1% over net interest income of $15.6 million in the same period of 2003. The increase in net interest income reflects the loan growth over the past year, which was partially offset by a decrease in income from the securities portfolio resulting from the Company’s liquidity strategies.

The Company’s net interest margin remained relatively unchanged in the fourth quarter at 4.77% compared to 4.79% in the third quarter of 2004. Net interest margin during the fourth quarter was negatively impacted by the Company’s liquidity strategy. Excluding the impact of the excess liquidity held in federal funds sold associated with its liquidity strategy, management estimates that the Company’s net interest margin for the fourth quarter would have been approximately 4.97%.

Total non-interest income for the fourth quarter totaled $3.3 million, compared with $5.2 million for the fourth quarter of 2003. The decline in total non-interest income is primarily attributable to the $1.5 million gain on sale of branches in the fourth quarter of 2003.

Core non-interest income was $3.3 million in the fourth quarter of 2004, compared to $3.6 million in the same period of the prior year which excludes non-recurring gains/losses on the sale of loans and investment securities and the gain on sale of branches. Within the core non-interest income line items, referral and other loan-related fees decreased to $783,000 in the fourth quarter of 2004 from $1.1 million in the fourth quarter of 2003 due to a decrease in commercial real estate loans for which the Company receives referral fees. Based on a healthy pipeline, the Company expects its volume of these loan referrals, and the resulting referral fees, to increase in future quarters. Service charges on deposit accounts also saw a decrease of $74,000, or 4.5%, in the fourth quarter of 2004 compared to the same period of 2003 reflecting the sale of five branches in the fourth quarter of 2003 and an increase in earnings credits on business accounts associated with an increase in short-term interest rates during the quarter that are the basis for credits against such service charges.

Total non-interest expense for the fourth quarter of 2004 was $12.7 million, compared with $14.7 million for the fourth quarter of 2003. The reduction in non-interest expense is attributable to expense reduction initiatives at the Bank of Orange County following its merger with and into Placer Sierra Bancshares. These cost savings were partially offset by the addition of staff and branches from the acquisition of First Financial Bancorp.

BALANCE SHEET

As of December 31, 2004 total assets were $1.78 billion, compared to $1.50 billion at September 30, 2004. The assets of First Financial Bancorp totaling $349.0 million were incorporated on December 10, 2004 upon closing of the acquisition.

Total loans and leases held for investment were $1.29 billion at December 31, 2004, compared to $1.05 billion at September 30, 2004. The increase in loans and leases is primarily attributable to the purchase of First Financial Bancorp and its $212.7 million loan and lease portfolio. Excluding the impact of the addition of First Financial Bancorp’s loan and lease portfolio, total loans and leases increased at an annualized rate of 11.6% during the fourth quarter of 2004.

Total deposits were $1.50 billion at December 31, 2004, compared to $1.25 billion at September 30, 2004. The increase in total deposits is primarily attributable to First Financial Bancorp and the acquisition of its $284.9 million in deposits. Average deposits were $1.33 billion for the three months ended December 31, 2004, compared to $1.23 billion for the three months ended September 30, 2004. Excluding the impact of First Financial Bancorp’s deposits, average deposits increased at an annualized rate of 13.1% during the fourth quarter of 2004. Included in this increase is a 13.6% annualized increase in non-interest bearing deposits.

Total shareholders’ equity was $191.6 million at December 31, 2004, compared with $185.1 million at September 30, 2004.

Average assets for the fourth quarter of 2004 were $1.59 billion, an increase of $164.4 million over the fourth quarter 2003 average and an increase of $115.4 million over the third quarter 2004 average. The 2003 balance includes approximately $50 million in assets and liabilities held in five branches that were sold mid-fourth quarter of 2003.

Average federal funds sold increased by $9.4 million to $127.5 million during the fourth quarter from $118.1 million in the third quarter. The Company has targeted average federal funds sold of $15 million as being adequate to cover its day-to day liquidity needs. The approximate $112 million of average federal funds sold during the quarter above the Company’s targeted level of $15 million represents funds set aside for the Company’s acquisition related liquidity strategy.

CREDIT QUALITY

Growth in the Company’s loan portfolio was strong during the period. Generally, the Company would provide additional reserves for such growth, however, as the Company’s overall credit quality continued to improve during the fourth quarter, management determined that the allowance for loan and lease losses was adequate without adding to the allowance for loan and leases losses during the quarter. Accordingly, no provision for loan and lease losses was recorded during the fourth quarter of 2004.

In conjunction with the acquisition of First Financial Bancorp, nonperforming assets increased to $3.6 million at December 31, 2004 from $2.9 million at September 30, 2004. However, the ratio of nonperforming assets to total assets remained relatively unchanged at 0.20% at December 31, 2004 compared to 0.19% at September 30, 2004.

Net charge-offs as a percentage of average loans and leases held for investment were 0.15% for the twelve months of 2004 versus net recoveries of 0.10% for the year ended December 31, 2003. The allowance for loan and lease losses totaled $16.2 million at December 31, 2004 and represents 1.25% of loans and leases held for investment, net of deferred fees and costs, and 558.81% of nonperforming loans and leases as of that date.

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at December 31, 2004 are as follows:

Leverage Ratio
Placer Sierra Bancshares	9.08%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	9.91%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	11.11%
Minimum regulatory requirement	8.0%

OUTLOOK

For the first quarter of 2005, the Company expects fully diluted earnings per share to range from $0.35 to $0.37.

For the full year 2005, the Company is targeting the following metrics:

•	Annualized loan growth of 10-11%

•	Annualized deposit growth of 13-14%

•	Continued high credit quality

•	An increasing net interest margin

Commenting on the outlook for Placer Sierra Bancshares, Mr. Bachli said, “We believe there are a number of catalysts in place that will enable the Company to drive significant earnings growth in 2005. Our loan pipeline is very healthy, and we expect to continue growing our loan portfolio at a double-digit rate. Combined with the investment strategy we implemented in the fourth quarter for our excess liquidity, we expect to see significant increases in net interest income. Finally, the integration of First Financial Bancorp has gone smoothly and we have achieved our cost reduction targets. We continue to expect that this acquisition will add at least $0.30 to our earnings per share in 2005 and contribute to significant improvement in our return on equity and return on assets.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 32 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offers its customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. Placer Sierra Bancshares cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. All statements other than statements of historical fact are forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which Placer Sierra does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect Placer Sierra’s business; changes that may occur in the securities markets; and other risks that are described in Placer Sierra’s Securities and Exchange Commission filings. If any of these uncertainties materializes or any of these assumptions proves incorrect, Placer Sierra’s results could differ materially from Placer Sierra’s expectations as set forth in these statements. Placer Sierra assumes no obligation to update such forward-looking statements.

UNAUDITED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

	December 31, 2004	December 31, 2003
Assets:
Cash and due from banks	$41,471	$55,776
Federal funds sold	361	32,729
Interest bearing deposits with other banks	125	—
Investment securities available-for-sale	249,916	219,302
Federal Reserve Bank and Federal Home Loan Bank stock	10,430	7,286
Loans held for sale	—	67
Loans and leases held for investment, net of allowance for loan and lease losses of $16,200 in 2004 and $13,101 in 2003	1,278,064	939,455
Premises and equipment, net	27,645	20,055
Cash surrender value of life insurance	42,390	26,834
Other real estate	657	805
Goodwill	101,329	72,639
Other intangible assets	14,172	8,760
Other assets	12,425	13,238
Total assets	$1,778,985	$1,396,946

Liabilities and shareholders’ equity:
Liabilities:
Noninterest-bearing deposits	$485,193	$378,611
Interest-bearing deposits	1,014,866	758,549
Total deposits	1,500,059	1,137,160

Short-term borrowings	16,265	41,221
Accrued interest payable and other liabilities	17,409	15,525
Junior subordinated deferrable interest debentures	53,611	38,146
Total liabilities	1,587,344	1,232,052

Shareholders’ equity:
Common stock	157,834	142,777
Retained earnings	33,323	21,049
Accumulated other comprehensive income	484	1,068
Total shareholders’ equity	191,641	164,894
Total liabilities and shareholders’ equity	$1,778,985	$1,396,946

Shares outstanding	14,877,056	13,683,493

Book value per share	$12.88	$12.05

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Interest income:
Interest and fees on loans and leases held for investment	$17,411	$14,638	$63,193	$58,067
Interest on loans held for sale	1	17	9	209
Interest on deposits with other banks	1	—	1	—
Interest and dividends on investment securities
Taxable	1,452	2,793	6,949	8,848
Tax-exempt	135	131	529	539
Interest on federal funds sold	564	169	1,150	1,120
Total interest income	19,564	17,748	71,831	68,783

Interest expense:
Interest on deposits	2,234	1,656	7,303	8,405
Interest on short-term borrowings	25	30	167	100
Interest on junior subordinated deferrable interest debentures	592	450	1,974	1,770
Total interest expense	2,851	2,136	9,444	10,275

Net interest income	16,713	15,612	62,387	58,508
Provision for (credit to) the allowance for loan and lease losses	—	210	560	(6)
Net interest income after provision for (credit to) the allowance for loan and lease losses	16,713	15,402	61,827	58,514

Non-interest income:
Service charges and fees on deposit accounts	1,583	1,657	6,293	6,872
Referral and other loan-related fees	783	1,075	2,914	2,516
Loan servicing income	67	93	310	394
Gain on sale of loans, net	6	79	185	642
Commissions on sales of investments products	199	261	695	759
Gain (loss) on sale of investment securities available-for sale, net	—	20	(3,335)	760

Increase in cash surrender value of life insurance	291	313	1,210	1,261
Gain on sale of branches, net of expenses	—	1,545	—	1,545
Other	344	157	2,343	1,243
Total non-interest income	3,273	5,200	10,615	15,992

Non-interest expense:
Salaries and employee benefits	6,633	7,472	25,423	24,481
Occupancy and equipment	1,862	1,694	7,031	7,152
Merger	(19)	—	2,300	—
Other	4,193	5,534	16,976	19,112
Total non-interest expense	12,669	14,700	51,730	50,745
Income before income taxes	7,317	5,902	20,712	23,761
Provision for income taxes	2,836	1,496	7,693	8,431
Net income	$4,481	$4,406	$13,019	$15,330

Per share information:
Weighted average shares outstanding:
Basic	14,790,697	13,597,188	14,123,894	13,520,468
Diluted	15,135,063	13,597,188	14,414,735	13,520,468
Earnings per share:
Basic	$0.30	$0.32	$0.92	$1.13
Diluted	$0.30	$0.32	$0.90	$1.13

UNAUDITED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Average assets:
Loans and leases held for investment	$1,110,071	$911,830	$1,021,151	$878,060
Loans held for sale	62	1,184	215	3,652
Investment securities	146,942	233,823	152,096	208,600
Federal funds sold	127,463	77,643	84,483	112,584
Interest-bearing deposits with other banks	125	—	63	33
Other earning assets	9,423	7,273	8,832	7,280
Average earning assets	1,394,086	1,231,753	1,266,840	1,210,209
Other assets	194,979	192,906	194,809	203,428
Average total assets	$1,589,065	$1,424,659	$1,461,649	$1,413,637

Average liabilities and shareholders’ equity:
Average liabilities:
Noninterest-bearing deposits	$451,319	$397,155	$409,333	$382,900
Interest-bearing deposits	882,750	800,918	803,925	805,250
Average deposits	1,334,069	1,198,073	1,213,258	1,188,150
Other interest-bearing liabilities	57,080	51,729	59,211	49,783
Other liabilities	9,991	11,257	13,566	17,085
Average liabilities	1,401,140	1,261,059	1,286,035	1,255,018
Average equity	187,925	163,600	175,614	158,619
Average liabilities and shareholders’ equity	$1,589,065	$1,424,659	$1,461,649	$1,413,637

Yield analysis:
Average loans and leases held for investment	$1,110,071	$911,830	$1,021,151	$878,060
Yield	6.24%	6.37%	6.19%	6.61%
Average earning assets	$1,394,086	$1,231,753	$1,266,840	$1,210,209
Yield	5.58%	5.72%	5.67%	5.68%
Average interest-bearing deposits	$882,750	$800,918	$803,925	$805,250
Cost	1.01%	0.82%	0.91%	1.04%
Average deposits	$1,334,069	$1,198,073	$1,213,258	$1,188,150
Cost	0.66%	0.55%	0.60%	0.71%
Average interest-bearing liabilities	$939,830	$852,647	$863,136	$855,033
Cost	1.21%	0.99%	1.09%	1.20%

Interest spread	4.38%	4.73%	4.58%	4.48%
Net interest margin	4.77%	5.03%	4.92%	4.83%

CREDIT QUALITY MEASURES

	Year Ended 12/31/04	Nine Months Ended 9/30/04	Six Months Ended 6/30/04	Three Months Ended 3/31/04	Year Ended 12/31/03
Non-performing loans and leases to total loans and leases held for investment	0.22%	0.21%	0.35%	0.17%	0.31%
Non-performing assets to total assets	0.20%	0.19%	0.30%	0.18%	0.27%
Allowance for loan and lease losses to total loans and leases held for investment	1.25%	1.21%	1.31%	1.32%	1.40%
Allowance for loan and lease losses to non-performing loans and leases	558.81%	580.35%	370.71%	788.00%	447.60%
Allowance for loan and lease losses to non-performing assets	455.57%	446.85%	302.20%	526.95%	352.43%
Net charge-offs/(recoveries) to average loans and leases held for investment	0.15%	0.15%	0.15%	0.44%	(0.10)%

LOANS

($ in thousands)

	Balance 12/31/04	Balance 09/30/04	Balance 06/30/04	Balance 03/31/04	Balance 12/31/03
Loans and leases held for investment

Real estate – mortgage	$897,721	$735,971	$725,974	$690,425	$665,738
Real estate – construction	184,317	153,552	125,943	115,986	116,052
Commercial	178,873	127,342	118,388	126,600	132,979
Consumer	11,110	10,688	10,363	10,692	11,086
Leases receivable and other	24,575	24,914	24,480	25,935	27,571
Total gross loans and leases held for investment	1,296,596	1,052,467	1,005,148	969,638	953,426

Less: Allowance for loan and lease losses	(16,200)	(12,762)	(13,164)	(12,805)	(13,343)
Deferred loan and lease fees, net	(2,332)	(1,468)	(1,146)	(1,057)	(628)

Total net loans and leases held for investment	$1,278,064	$1,038,237	$990,838	$955,776	$939,455

Loans held for sale, at cost, which approximates market	$—	$—	$181	$555	$67

Total loans and leases held for investment, net of deferred fees and costs	$1,294,264	$1,050,999	$1,004,002	$968,581	$952,798

Percent of gross loans and leases held for investment

Real estate – mortgage	69.2%	69.9%	72.2%	71.2%	69.8%

Real estate – construction	14.2%	14.6%	12.5%	12.0%	12.2%
Commercial	13.8%	12.1%	11.8%	13.1%	13.9%
Consumer	0.9%	1.0%	1.0%	1.1%	1.2%
Leases receivable and other	1.9%	2.4%	2.5%	2.6%	2.9%
	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	At December 31, 2004		At December 31, 2003
	Amount	% of Deposits	Amount	% of Deposits
Non-interest bearing deposits	$485,193	32.34%	$378,611	33.29%
Interest-bearing deposits:
Interest-bearing demand	256,650	17.11%	192,426	16.92%
Money market	262,957	17.53%	212,632	18.70%
Savings	179,578	11.97%	129,545	11.39%
Time, under $100,000	176,026	11.73%	140,796	12.38%
Time, $100,000 or more	139,655	9.32%	83,150	7.32%
Total interest bearing deposits	1,014,866	67.66%	758,549	66.71%

Total deposits	$1,500,059	100.00%	$1,137,160	100.00%

SOURCE Placer Sierra Bancshares

-0-	01/20/2005

/CONTACT: Ronald W. Bachli, Chairman & CEO, or David E. Hooston, Chief Financial Officer, both of Placer Sierra Bancshares , +1-916-554-4750; or Tony Rossi of Financial Relations Board, +1-310-854-8317, for Placer Sierra Bancshares /

/Web site: http://www.placersierrabank.com /

(PLSB)

CO:	Placer Sierra Bancshares
ST:	California
IN:	FIN
SU:	ERN ERP

BM-CM

— LATH078 —

9451 01/20/2005 16:11 EST http://www.prnewswire.com